EXHIBIT 10.32

The Hy Cite Merchant Agreement

This Hy Cite Merchant Agreement ("Agreement") is made and entered into as of December 15, 2010 ("Effective Date"), by and between Hy Cite Corporation, a Wisconsin Corporation (the “Company”) and Nautilus, Inc., a Washington corporation (the "Merchant"). In consideration of the mutual promises, covenants, and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Merchant and Company agree as follows:

Recitals

    A.    Merchant engages in the sale of fitness equipment and other products.

B.    The Company is in the business of providing consumer financing for various consumer products.

C.    Merchant anticipates that, from time to time, it will desire to sell and assign certain consumer credit agreements and related accounts and receivables to the Company, and the Company anticipates that, from time to time, it will desire to purchase certain consumer credit agreements and related accounts and receivables from the Merchant.

D.    To avoid delay and administrative duplication, the parties are entering into this Agreement intending it to be a “master agreement” between the parties to govern the anticipated repeated sale and purchase transactions between the parties of credit agreements and related accounts and receivables. This Agreement is not intended to require Merchant to sell and assign to the Company all or any certain quantity credit agreements and related accounts and receivables nor to require the Company to purchase all or any certain quantity of credit agreements and related accounts and receivables from Merchant.

Section 1. Definitions.

    In addition to the words and phrases defined above and elsewhere in this Agreement, the following words and phrases shall have the following meanings:

a.    "Account" means the individual customer account established as a result of a Credit Sale under the Program and includes all rights to the Account and to the related Credit Agreement and receivables arising from the Account.

b.    “Affiliate" means any person or entity that is owned by, owns or is under common control with the Company, Merchant or their respective ultimate parents.

c.    "Applicable Law" means collectively or individually any applicable federal, state or local law, rule, regulation or judicial, governmental or administrative order, decree, ruling, opinion or interpretation.

d.    "Business Day" means any day except Saturday or Sunday or any federal banking holiday.

e.    "Chargeback" means Merchant's repurchase of any Credit Agreement and Account assigned and sold by Merchant to the Company under this Agreement.

f.    “Chargeback Price” shall have the meaning set forth in Section 6 b.

g.    “Chargeback Trigger” shall have the meaning set forth in Section 6 a.

h.    "Credit Agreement” means the credit agreement providing for the extension of credit to a Credit Customer.

i.    "Credit Customer" means the customer in whose name and Account is opened.

j.     “Credit Documents” shall have the meaning set forth in Section 2 d.

k.    "Credit Sale" means any sale of Goods that Merchant makes to a customer that is financed by the Company under the Program.

i.    “Damages” shall have the meaning set forth in Section 12 a.

m.     “Disclosure Statement” means the form of disclosures made to Credit Customers under the Program.

n.    "Goods" means the products sold by Merchant in the ordinary course of Merchant's business to consumers for individual, family, personal or household use.

o.     "Internet Application" means any Credit Agreement under the Program which is submitted to the Merchant on-line via the Merchant's web site by a potential customer of Merchant for the purpose of obtaining credit.

p.    “Initial Term” shall have the meaning set forth in Section 13.

q.    “Liens” shall have the meaning set forth in Section 4 j.

r.    “Notice of Acceptance” shall have the meaning set forth in Section 2 b.

s.    “Notice of Chargeback” shall have the meaning set forth in Section 6 b.

t.    “Notice of Shipment” shall have the meaning set forth in Section 2 c.

u.    “Offer” shall have the meaning set forth in Section 2 a.

v.    "Program" means the revolving credit program promoted by Merchant whereby the Company will offer to provide financing for qualified consumers purchasing Merchant's Goods pursuant to the terms of this Agreement.

w.    “Proprietary Materials” shall have the meaning set forth in Section 16.

x.    “Purchase Date” shall have the meaning set forth in Section 2 b.

y.    “Purchase Price” shall have the meaning set forth in Section 2 c.

z.    “Renewal Term(s)” shall have the meaning set forth in Section 13.

aa.    “Sales Slip” means evidence providing for the sale of Goods by Merchant to Merchant's customer in conjunction with the Program.

bb.    "Telephone Application" means any Credit Agreement under the Program which is initiated by the Credit Customer contacting the Merchant telephonically in response to an commercial, infomercial or other mass marketing medium.

cc.    “Term” shall have the meaning set forth in Section 13.

Section 2. Sale and Purchase of Credit Agreements and Accounts; Process.

a.    Offer of Sale. From time to time, Merchant may offer to sell and assign to the Company one or more Credit Agreements and related Accounts (each, an “Offer”) under the Program. An Offer shall be deemed to be an offer to sell and assign all of Merchant's right, title and interest in, to, and under the Credit Agreement and related Account. An Offer is deemed to be made when Merchant delivers, or causes the Credit Customer to deliver, a completed and executed Credit Agreement and Sales Slip, to the Company. If the Credit Sale is made via a Telephone Application, such delivery shall be made by electronic transmission and, if the Credit Sale is made pursuant to a paper Credit Agreement, such delivery shall be made by US Mail or courier. Merchant is not obligated to Offer any Credit Agreement or Account for sale and assignment to the Company. At the time of the Offer of a Credit Agreement and related Account to the Company, there shall be no other Offers for financing of that Credit Agreement or a related Account outstanding by Merchant on its own behalf or on behalf of any other person or entity. Except after a Chargeback, with respect to a Credit Agreement or related Account, Merchant shall not Offer to sell or sell that Credit Agreement or Account to any person or entity after such Credit Agreement and Account have been purchased by the Company.

b.    Acceptance of Offer; Purchase. Acceptance of the Offer shall be made when the Company notifies Merchant that the Company has accepted the Offer via electronic notification (the “Notice of Acceptance”). The Company is not obligated to accept any Offer. The purchase and vesting of ownership in the Company of the Credit Agreement and Account shall be deemed to occur on the date the payment of the Purchase Price by the Company to Merchant pursuant to Section 2 c (the “Purchase Date”). In the event the customer or Merchant cancels the relevant sale of Goods during the period between the Company's relevant Notice of Acceptance and the Company's purchase of the relevant Credit Agreement and Account, or if for any other reason the sale of the Goods is not completed during such period, the Company's acceptance of Merchant's relevant Offer shall be deemed withdrawn and shall automatically terminate and Merchant shall promptly reimburse the Company for any Purchase Price paid by the Company for such Credit Agreement and Account.

c.    Purchase Price; Payment.

(i)    Purchase Price. In consideration of the sale and assignment of each Credit Agreement and Account, the Company shall to pay to Merchant the applicable Purchase Price. The purchase price for each Credit Agreement and Account purchased by the Company from Merchant shall be an amount equal to the sum of: (A) the balance due on the Credit Agreement and Account at the time the Company pays the Purchase Price multiplied by (B) the applicable funding percentage as set forth on Exhibit A under the heading “Nautilus Funding Grid” (the

“Purchase Price”). In the event the customer elects a ”Same as Cash” option, the Purchase Price shall be reduced by the applicable discount set forth on Exhibit A under the heading “Same as Cash Financing Options Discount Grid.”

(ii) Payment. The Company shall pay Merchant the Purchase Price within three (3) Business Days after Merchant has provided the shipment tracking number relating to the Credit Sale to the Company via electronic notification which shall represent and warrant that the Goods have been delivered by Merchant to a carrier for shipment to the customer (the “Notice of Shipment”). The Company shall make Purchase Price payments twice per week which shall include payment for all transactions for which a Notice of Shipment has been received by the Company prior to 5:00 p.m. central time on the day prior to the date of payment. Payment of the Purchase Price shall be made by the Company to Merchant by wire transfer to the account designated in writing by Merchant.

d.    Form Credit Documents. Company will provide to Merchant form Credit Agreements and Disclosure Statements approved by the Company for use by Merchant in the Program, which documents may be changed from time to time by Company upon reasonable advance notice to Merchant (the “Credit Documents”). Merchant shall make no changes to the Credit Documents without the Company's prior written approval. Merchant shall use only the Credit Documents in the Program. Purchase by the Company of a Credit Agreement and Account using terms different than set forth in the Credit Documents shall not constitute approval of such modifications by the Company and, notwithstanding Section 5 j, Merchant shall be responsible for any liability or damages arising directly from such unapproved modifications.

e.     Credit Review, Ownership of Credit Agreements and Accounts. All completed Credit Agreements executed by the Credit Customer and Offered to Company by Merchant will be processed and accepted or declined by Company in accordance with Company's standard credit criteria and procedures for the Program from time to time established by Company with Company having and retaining all rights to reject or accept such Credit Agreements and Accounts. Upon acceptance and purchase of a Credit Agreement and Account by the Company, the Company shall own all right, title and interest in and to the Credit Agreement and Account and the Company shall bear the credit risk for such Credit Agreements and Accounts, except as otherwise provided in this Agreement. Merchant acknowledges and agrees that it shall have no ownership interest in the Credit Agreements and Accounts after purchase by the Company, except in case of a Chargeback. Company shall not be obligated to take any action under any Credit Agreement and Account purchased by the Company, including making future advances or credit available to the Credit Customer.

f.    Credit Promotions, Services and Enhancements. Company and Merchant may from time to time mutually agree to offer to existing or potential Credit Customers special credit promotions, additional services and/or enhancements. The terms of such promotions, services and enhancements shall be mutually agreed upon by Company and Merchant and are subject to change or discontinuance by Company and Merchant with reasonable prior written notice.

g.    Merchant Customer Lists. Company acknowledges that the names and addresses of Merchant customers provided by Merchant to Company constitute a customer list of Merchant in which Merchant has proprietary rights and which Merchant regards as (and which is acknowledged by Company to constitute) a trade secret of Merchant. Accordingly, Company shall not use such list except with the prior written consent of Merchant, or to carry out its obligations under this Agreement. Merchant grants to Company the right to use such customer list solely for such purposes. Company shall exercise such care with respect to such customer list as it does with its own trade secrets.

Notwithstanding the confidentiality provisions of this Agreement, Merchant as owner of such customer list may use such names and addresses for any purpose.

h.    Credit Customer List. Merchant agrees that Company is the owner of the Credit Customer list and that Company and its Affiliates may use such list to solicit Credit Customers for credit products offered by Company and/or any of its Affiliates. The Credit Customer list shall be subject to the confidentiality provisions of this Agreement. Notwithstanding the foregoing, Company agrees that it will not solicit or offer to Credit Customers credit products involving any fitness or exercise products that are similar to, or competitive with, fitness and exercise products offered by Merchant through any sales channel.

Section 3. Merchant Covenants Concerning Consumer Transactions.

a.    Collecting Payments; Return of Payments. Merchant agrees that Company has the sole right to receive payments on any Credit Agreement and Account purchased by Company. Unless specifically authorized in writing by Company or after a Chargeback, Merchant agrees not to make any collections on any such Credit Agreements and Accounts. Merchant agrees to hold in trust for Company any payment received by Merchant of all or part of the amount of any such Credit Agreements and Accounts and to deliver promptly the same in kind to Company as soon as received together with the Credit Customer's name, Account number if available, and any correspondence accompanying the payment and deliver same within five (5) days of receipt by Merchant. Merchant agrees that Merchant shall be deemed to have endorsed any Credit Agreement and Account payments by check, money order, or other instrument made payable to Merchant that a Credit Customer presents to Company in Company's favor, and Merchant hereby authorizes Company to supply such necessary endorsements on behalf of Merchant.

b.    Extension or Amendment of Credit Agreements. With respect to any Credit Agreement and Account purchased by the Company, Merchant shall not do not do any of the following: (i) extend, amend or otherwise modify the terms of any Credit Agreement and Account or (ii) amend, modify or waive any payment term or condition of any invoice related thereto, except after a Chargeback.

c.    No Actions Against Debtors. With respect to any Credit Agreement and Account purchased by the Company, Merchant shall not commence any legal proceedings to collect any amounts from the Credit Customer, except after a Chargeback.

d.    Add-on Purchases. Merchant shall not allow any Credit Customer to purchase any Goods on or under any Credit Agreement and Account purchased by the Company after the Company has purchased such Credit Agreement and Account without the Company's prior written consent.

e.    Copies of Credit Agreement and Sales Slip.     Merchant shall include a copy of the completed and electronically executed Credit Agreement, Disclosure Statement and Sales Slip with all Goods shipped.

f.    Telephone Applications. With respect to Telephone Applications, Merchant shall:

(i)    Make sure all information requested on the Telephone Application is complete.

(ii)    Using the verbal scripts provided by the Company, give the applicant the applicable financing disclosures prior to the applicant agreeing to the Company obtaining one or more credit reports with respect to such customer.

(iii)    Record the verbal communication of financing disclosures given to the applicant, including such other disclosures as may be required by Company, using a recording medium acceptable to Company.

(iv)    Email or otherwise make electronically available the Credit Agreement and Disclosure Statement, together with the e-consent required by the Company from time to time.

(v)    Merchant represents and warrants that in connection with Telephone Applications, it has adopted such policies and procedures to ensure compliance with all Applicable Laws relating to telemarketing and/or telephone solicitations including but not limited to the Telephone Consumer Protection Act of 1991 ("TCPA") 42 USC 227 and 152(b); Chapter I, Title 47 of the Code of Federal Regulations, parts 64 and 68, the Telemarketing and Consumer Fraud and Abuse Prevention Act (TCFAPA) 15 U.S.C. §6101-6108; 16 CFR Part 310 and any applicable telemarketing or telephone solicitation laws of the state from which Merchant shall be initiating telephone solicitations.

g.    Sales Slips. With respect to Sales Slips Merchant shall:

(i)    Enter on a single Sales Slip (1) a description of all Goods purchased in the same transaction in detail sufficient to identify the transaction; (2) the date of the transaction; and (3) the entire amount due for the transaction (including any applicable taxes).

(ii)    Enter on the Sales Slip sufficient information to identify the Credit Customer and Merchant, including at least, Merchant's name, Credit Customer's name. Merchant shall be deemed to warrant the Credit Customer's true identity as stated in the Credit Application.

Section 4. Merchant Representations and Warranties.

Merchant represents and warrants to Company the following:

a.    Bona Fide Sale. That each Credit Sale will arise out of a bona fide sale of Goods by Merchant and will not involve the use of the Account for any other purpose.

b.    Consumer Transaction. That each Credit Sale will be to a consumer for personal, family, or household purposes.

c.    Non-Discrimination. That Merchant shall make the Program available to the public (i) without regard to race, color, religion, national origin, sex, marital status, or age (provided the applicant has the capacity to enter into a binding contract) and (ii) not in any manner which would discriminate against an applicant or discourage an applicant from applying for credit.

d.    Corporate Power and Authority. That Merchant has full corporate power and authority to enter into this Agreement; that all corporate action required under any organization documents to make this Agreement binding and valid upon Merchant according to its terms has been taken; and that this Agreement is and will be binding, valid and enforceable upon Merchant according to its terms.

e.    No Debt Violations. That Merchant is not in violation of any material covenants in any debt instruments to which it is a party.

f.    No Violations; Consent. Neither (i) the execution, delivery and performance of this Agreement, nor (ii) the consummation of the transactions contemplated hereby will constitute a violation of Applicable Law or a violation or default by Merchant under its articles of incorporation, by laws or any organization documents, or any material agreement or contract and no authorization of any governmental authority is required in connection with the performance by Merchant of its obligations hereunder.

g.    No Litigation. There are no proceedings or investigations pending, or, to the knowledge of Merchant, before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality having jurisdiction over Merchant or its properties: (i) asserting the invalidity of this Agreement or seeking to prevent the consummation of any of the transactions contemplated hereunder, or (ii) which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the ability of Merchant to perform its obligations hereunder. For purposes of this subsection, Merchant will use the materiality standard applicable to its public filings with the Securities and Exchange Commission.

h.    Authorization. Merchant has and will retain throughout the Term of this Agreement all required licenses and authorizations to perform its obligations under this Agreement.

i.    Sale and Transfer. At the time of each purchase by the Company of a Credit Agreement and Account, the Company will be the legal and beneficial owner of, all right, title and interest in and to the Credit Agreement and Account.

j    No Liens. At the time of each purchase by the Company of a Credit Agreement and Account, each such Credit Agreement and Account shall be assigned by Merchant free and clear of any security interests, pledges, assignments, liens or other encumbrances, statutory or other (“Liens”).

k.    No Rescission. At the time of each purchase by the Company of a Credit Agreement and Account, no such Credit Agreement and Account shall have been satisfied, rescinded or amended in any manner and the amounts due or to be due thereunder have not been compromised, adjusted, extended, satisfied, subordinated, rescinded or modified.

l.    Legal Compliance. Merchant is and shall remain in compliance with all Applicable Laws.

Section 5. Company Representations and Warranties.

Company represents and warrants to Merchant the following:

a.    Non-Discrimination. That the Company shall make the Program available to the public (i) without regard to race, color, religion, national origin, sex, marital status, or age (provided the applicant has the capacity to enter into a binding contract) and (ii) not in any manner which would discriminate against an applicant or discourage an applicant from applying for credit.

b.    Corporate Power and Authority. That the Company has full corporate power and authority to enter into this Agreement; that all corporate action required under any organization documents to make this Agreement binding and valid upon Company according to its terms has been taken; and that this Agreement is and will be binding, valid and enforceable upon Company according to its terms.

c.    No Debt Violations. That the Company is not in violation of any covenants in any debt instruments to which it is a party.

d.    No Violations; Consent. Except for consent by the Company's lenders which has not yet been granted, neither (i) the execution, delivery and performance of this Agreement, nor (ii) the consummation of the transactions contemplated hereby will constitute a violation of law or a violation or default by Company under its articles of incorporation, by laws or any organization documents, or any material agreement or contract and no authorization of any governmental authority is required in connection with the performance by Company of its obligations hereunder.

e.    No Litigation. There are no proceedings or investigations pending, or, to the knowledge of Company, before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality having jurisdiction over Company or its properties: (i) asserting the invalidity of this Agreement or seeking to prevent the consummation of any of the transactions contemplated hereunder, or (ii) which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the ability of Company to perform its obligations hereunder.

f.    Authorization. Company has and will retain throughout the Term of this Agreement all required licenses to perform its obligations under this Agreement. Neither Company nor any of their directors, officers, employees or assigns has been excluded from any federal or state health care program or has otherwise been sanctioned or excluded from doing business with any federal or state government agency or program.

g.    Sale and Transfer in Chargeback. At the time of each Chargeback, Merchant will be the legal and beneficial owner of, all right, title and interest in and to the Credit Agreement and Account subject to the Chargeback.

h.    No Liens. At the time of each Chargeback, each Credit Agreement and Account subject to the Chargeback shall be assigned by the Company free and clear of any Liens.

i.    No Rescission. At the time of each Chargeback, no Credit Agreement and Account subject to the Chargeback shall have been satisfied, rescinded or amended in any manner and the amounts due or to be due thereunder shall have not been compromised, adjusted, extended, satisfied, subordinated, rescinded or modified which is not reflected, dollar for dollar, in the Chargeback price.

j.    Credit Agreement and Disclosure Statement Compliance. The Credit Agreements and Disclosure Statements approved by the Company from time to time for use in the Program comply and shall comply with all Applicable Laws including the Truth in Lending Act. All interest rates, charges, and fees charged pursuant to any Credit Agreement and Disclosure Statement approved by the Company comply with all Applicable Laws.

k.    Legal Compliance. The Company is and shall remain in compliance with all Applicable Laws.

Section 6. Chargebacks to Merchant.

a.    Chargebacks. The Company shall have the right to cancel and rescind the Company's purchase of any Credit Agreement and Account in the event any of the following occurs (each, a “Chargeback Trigger”):

(i)    The relevant Credit Agreement and Sales Slip or any information thereon are illegible or incomplete, or the Credit Documents are not executed by the Customer; or the Sales Slip is a duplicate of an item previously paid, or the price of the Goods or services shown on the Sales Slip differs from the amount shown on the Credit Customer's copy of the Sales Slip.

(ii)    The Company reasonably determines after reasonable investigation that any of the following occurs:

(1)    In connection with the particular Credit Agreement or Sales Slip involved or the transaction to which it relates, Merchant has materially breached or failed to satisfy, any term, condition, covenant, warranty, or other provision of this Agreement.

(2)    The Credit Agreement or Sales Slip that is involved is fraudulent or is subject to any claim of illegality, cancellation, rescission, avoidance or offset for any reason whatsoever including, without limitation, negligence, fraud, misrepresentation, or dishonesty on the part of the customer or Merchant or its agents, employees, licensees, or franchisees, or that the related transaction is not a bona fide transaction in Merchant's ordinary course of business.

(iii)    The Company reasonably determines after reasonable investigation that the Credit Customer has a valid dispute with Merchant or denies in good faith: (1) the Credit Sale; (2) the execution of the Credit Agreement or Sales Slip; (3) the delivery, quality, or performance of the goods, services or warranties purchased; or (4) the Credit Customer has not authorized the Credit Sale.

(iv)    Merchant fails to deliver to Company the Sales Slip, Credit Agreement, verbal recording, or other required records of the transaction within the times required in this Agreement.

(v)    The Credit Customer cancels the Credit Sale during any period represented by the Merchant to the Credit Customer that the Credit Customer may cancel the Credit Sale (including after delivery of the Goods) or the Credit Customer rejects delivery.

(vi)    The Credit Customer fails to make his or her first installment payment to the Company within ninety (90) days after the Company purchases the Credit Agreement and Account.

(vii)    Merchant recalls or accepts for return any complete whole Goods under any Credit Sale including recalls of complete whole goods required by any governmental agency or any court of competent jurisdiction.

b.    Resolution and Payment. Merchant is required to resolve any Chargeback Trigger to Company's satisfaction within ten (10) days after (i) the Company provides a notice of Chargeback (“Notice of Chargeback”) to the Merchant or (ii) the Merchant has knowledge that a Chargeback Trigger has occurred. The Company shall provide Merchant adequate information and documentation to substantiate the Chargeback amounts and any reasons for the Chargeback. In the event of a Chargeback, Merchant shall pay to Company the full amount of the Purchase Price for the Credit Agreement and Account subject to Chargeback minus any amounts paid by the Credit Customer to the Company other than amounts the Company has or is required to return to the Credit Customer (the “Chargeback Price”). Upon Chargeback to Merchant of a Credit Agreement and Account, Merchant shall become owner of the Credit Agreement and Account and have full right to payments made under said Credit Agreement and Account and bear all liability and risk of loss associated with such Credit Agreement and Account, without warranty by, or recourse or liability to the Company. Company may deduct amounts owed to Company under this Section 6 from any amounts owed to Merchant by the Company under this Agreement.

c.    Records and Audits.

(i)    The Company shall allow Merchant or its representatives to reasonably audit (at least once per year during the Term and during regular business hours), such books, records and accounts and all or any part of the Company's operations and activities as may be necessary to determine the completeness and accuracy of Chargebacks required to be made under this Agreement (collectively, “Company Audit Materials”). Merchant shall provide the Company with reasonable prior notice before any audit. Merchant shall be entitled to make copies and extracts from the Company Audit Materials of the Company.

(ii)    From time to time as reasonably requested by the Company, Merchant shall provide to the Company reasonable records to allow the Company to determine the quantity and type of accounts offered by or through Merchant to any financing source other than General Electric or its affiliates (collectively, “Merchant Audit Materials”). The Company shall provide Merchant with reasonable prior notice before any audit. The Company shall be entitled to make copies and extracts from the Merchant Audit Materials of Merchant and subject to the confidentiality and other provisions of this Agreement. Merchant shall obtain, review, and use any Merchant Audit Materials solely for the purpose of ascertaining the quantity and types of accounts offered through Merchant to any financing source other than General Electric or its affiliates.

d.    The terms and provisions of this Section 6 shall survive the termination of this Agreement.

Section 7. Electronic Transmission & Records.

Data, records and information shall be transmitted and maintained as described below.

a.    Transmission of Data. With the exception of Telephone Applications, in lieu of depositing paper Disclosure Statements, Sales Slips and Credit Agreements with Company, Merchant shall transmit to Company, by electronic transmission or other form of transmission designated by Company all data required by this Agreement to appear on Disclosure Statements, Credit Agreements and Sales Slips. All data transmitted shall be in a medium, form and format designated by Company and shall be presorted according to Company's instructions. Any errors in such data or in its transmission shall be the sole responsibility of Merchant. The means of transmission indicated above in this Section 7 or other means approved by Company, shall be the exclusive means utilized by Merchant for the transmission of Disclosure Statements, Credit Agreements and Sales Slips transaction data to Company. Merchant shall use a secure line for communicating with Company.

b.    Receipt of Transmission. Upon successful receipt of any transmission, Company shall review such transmission and, if required, pay Merchant in accordance with this Agreement, subject to subsequent review and verification by Company and to all other rights of Company and obligations of Merchant as set forth in this Agreement. Merchant agrees to deliver upon demand by Company a duplicate of any prior transmission, at the expense of Company, if such demand is made within forty-five (45) calendar days of the original transmission.

c.    Records. Merchant shall maintain the actual paper Sales Slips, Credit Agreements, Disclosure Statements, Verbal Recordings, and other records, including recordings of telephone applications and financing disclosures, pertaining to any transaction covered by this Agreement for such time and in such manner as Company or any Applicable Law may require, but in no event less than two (2) years after the date Merchant presents each transaction data or documents to Company, and Merchant shall make and retain for at least seven (7) years legible copies of such actual paper Credit Applications, Sales Slips, Disclosure Statements, or other transaction records. Within ten (10) days of receipt of Company's request, Merchant shall provide to Company the actual paper Disclosure Statements, Credit Applications, Sales Slips or other transaction records related to Credit Applications and Accounts purchased by the Company including telephone recordings, and any other documentary evidence available to Merchant and reasonably requested by Company to meet its obligations under Applicable Law (including its obligations under the Fair Credit Billing Act) or otherwise to respond to questions, complaints, lawsuits, counterclaims or claims concerning Credit Agreements and Accounts or requests from Credit Customers, or to enforce any rights Company may have against a Credit Customer, including, without limitation, litigation by or against Company, collection efforts and bankruptcy proceedings, or for any other reason. In the event Merchant fails to comply in any material respect with the provisions of this Section 7 and such failure results in an actual loss to the Company, Company may process a Chargeback for each Credit Sale involved pursuant to this Section 7.

d.    Production. Promptly upon termination of this Agreement or upon the written request of Company, Merchant will provide Company with all original and microfilm copies of documents required to be retained under this Agreement if not previously provided to the Company.

Section 8. Merchant Credit Information.

Company may annually review Merchant's financial stability. To assist Company in doing this, Merchant shall make available to Company no later than ninety (90) days after the end of each fiscal year, an audited financial statement, including, without limitation, all footnotes. Merchant warrants and represents that financial statements submitted to Company by or on behalf of Merchant are true and accurate and Merchant agrees to supply such additional credit information as Company may reasonably request from time to time. Merchant understands that Company may verify the information on any financial statement or other information provided by Merchant at the sole cost and expense of the Company and, from time to time, may seek credit and other information concerning Merchant from others and may provide information regarding this Program including financial and other information to its lenders, Affiliates or others for purposes of obtaining or maintaining funding. Company agrees that for purposes of the Section 8, Merchant may comply by providing any periodic financial reports filed with the Securities and Exchange Commission.

Section 9. Business Practices.

a.    Merchant agrees to provide adequate services in connection with each Credit Sale pursuant to standard customs and trade practices and any applicable manufacturer's warranties, and to provide such repairs, service and replacements and take such other corrective action as may be required by Applicable Law.

b.    Company agree to provide adequate services in connection with each Credit Sale pursuant to standard customs and trade practices including prompt and accurate posting of payments to accounts, prompt and courteous resolution of Credit Customer questions about accounts and any action required by Applicable Law or to maintain positive relationships with Merchant's customers.

Section 10. Cardholder Account Information.

Merchant shall comply with all Applicable Laws regarding privacy and the Direct Marketing Association privacy promise. With respect to Credit Agreements and Accounts purchased by the Company, Merchant shall not sell, purchase, provide, or exchange Account information in the form of Sales Slips, Credit Agreements, mailing lists electronic copies or other media obtained by reason of a credit transaction to any third party other than to Merchant's agents for the purpose of assisting Merchant in its business with Company or pursuant to a government request.

Section 11. Change in Ownership; Assignments.

Each party agrees to send the other party at least thirty (30) days prior written notice of any change in such party's name or principal office location. The parties acknowledge that the Company may assign this Agreement and/or any or all its rights and/or obligations under this Agreement without Merchant's consent if such assignment is in conjunction with the sale of all or substantially all of the Company's assets. Except as provided in this Section 11, this Agreement is not assignable or transferable by either party in whole or in part except with the prior written consent of the other party.

Section 12. Indemnification.

a.    Indemnification by Merchant. Merchant shall be liable to and shall indemnify and hold harmless Company, its Affiliates, and their respective owners, officers, employees, agents and directors from any losses, damages, claims or complaints (“Damages”) incurred thereby arising out of: (i) Merchant's breach of any representation, warranty, covenant or agreement made by Merchant in this Agreement; (ii) any claim, dispute, complaint or setoff made by a Credit Customer in good faith with respect to anything done or not done by Merchant in connection with Credit Agreements, Disclosure Statements, Credit Slips, or Accounts that constitute a violation of a duty, promise, agreement or Applicable Law by Merchant; (iii) anything done or not done by Merchant in connection with the furnishing of any Goods, warranties or services purchased by the Credit Customer that constitutes a violation of a duty, promise, agreement or Applicable Law by Merchant; (iv) the death or injury to any person or the loss, destruction or damage to any property arising out of the design, manufacture or furnishing of any Goods, the Credit Customer's or any other person's use, assembly, disassembly or storage of the Goods and any warranties or services purchased by Credit Customer; (v) any claim or complaint of a third party in connection with Merchant's advertisements and promotions relating to the Program which have not been reviewed or approved by Company; (vi) any illegal or improper conduct of Merchant or its employees or agents; and (vii) any claim or complaint by a consumer that Merchant has violated the Equal Credit Opportunity Act, Truth in Lending Act, or any other Applicable Laws (other than using or disseminating material furnished or approved by the Company).

b.    Indemnification by Company. Company shall be liable to and shall indemnify and hold harmless Merchant its Affiliates, and their respective owners, officers, employees, agents and directors from any Damages incurred thereby arising out of (i) Company's breach of any representation, warranty, covenant or agreement made by the Company in this Agreement; (ii) any claim, dispute or complaint by a Credit Customer made in good faith resulting from anything done or not done by the Company in connection with such Credit Agreements, Disclosure Statements, Credit Slips, or Accounts that constitutes a violation of any duty, promise, agreement or Applicable Law by the Company; (iii) any illegal or improper conduct of Company, or its employees or agents with respect to the Credit Sale, an Account or any other matters relating to the Program; (iv) any claim, dispute, complaint or setoff by a consumer made in good faith resulting from a violation by Company, with respect to the Credit Agreement, Disclosure Statement, of the Equal Credit Opportunity Act, Truth in Lending Act or any other Applicable Laws; and (v) any claim, dispute or complaint of any thirty party made in good faith in connection with Credit Agreements and Disclosure Statements approved by the Company or advertisements and promotions prepared by Company relating to the Program.

c.    Notice of Claim & Survival. In the event that Company or Merchant shall receive any claim or demand or be subject to any suit or proceeding of which a claim may be made against the other under this Section 12, the indemnified party shall give prompt written notice thereof to the indemnifying party and the indemnifying party will be entitled to participate in the settlement or defense thereof with counsel satisfactory to indemnified party at the indemnifying party's expense. In any case, the indemnifying party and the indemnified party shall cooperate (at no cost to the indemnified party) in the settlement or defense of any such claim, demand, suit, or proceeding. The terms of this Section 12 shall survive the termination of this Agreement.

Section 13. Term and Termination.

a.    Term. This Agreement shall be effective as of the Effective Date and shall remain in effect for one (1) year ("Initial Term"), subject to earlier termination as set forth below. Thereafter, this Agreement shall be automatically renewed for successive one year terms (the "Renewal Term(s)", and, together with the Initial Term, the “Term”) unless and until terminated as provided herein.

b.    Termination. This Agreement shall continue until terminated by either party by giving the other party not less than thirty (30) days prior written notice by email, certified mail, express delivery or by facsimile. Merchant's and Company's obligations on Credit Agreements and Accounts purchased by the Company prior to the effective date of the termination shall survive such termination. Termination of this Agreement by either party does not relieve Merchant or Company from Merchant's and Company's indemnification obligations as provided herein which shall survive any termination of this Agreement.

c.    Duties and Rights Upon Termination. Upon termination of this Agreement, Merchant will promptly submit to Company all Credit Agreements, Disclosure Statements, Sales Slips, credits and other data related to Credit Agreements and Accounts purchased by the Company through the date of termination unless previously provided. Neither shall be liable to the other party for any direct or indirect damages that either party may suffer solely as a result of any rightful termination of this Agreement in accordance with the terms of this Agreement.

Section 14. Status of the Parties.

In performing their responsibilities pursuant to this Agreement, Company and Merchant are in the position of independent contractors, and in no circumstances shall either party be deemed to be the agent or employee of the other. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partner or joint venturer or an association for profit between Company and Merchant. Any amounts ever owing by Merchant pursuant to this Agreement represent contractual obligations only and are not a loan or debt.

Section 15. Force Majeure.

Neither party to this Agreement shall be liable to the other by reason of any failure in performance of this Agreement in accordance with its terms (other than payment obligations) to the extent such failure arises out of a cause beyond the control and without the fault or negligence of such party. Such causes may include but are not limited to acts of God, of the public enemy or of civil or military authority, unavailability of energy resources, system or communication failure, delay in transportation, fires, strikes, riots or war. In the event of any force majeure occurrence, the disabled party shall use its best efforts to meet its obligations as set forth in this Agreement.

Section 16. Limited License.

Merchant hereby authorizes Company for purposes of this Agreement to use Merchant's name, logo, registered trademarks and servicemarks (if any) and any other proprietary designations ("Proprietary Materials") on the Credit Agreement, Disclosure Statement, periodic statements, billing statements, collection letters or documents, promotional or advertising materials and otherwise in connection with the Program, subject to Merchant's periodic review of such use and to such specifications of Merchant. Merchant represents and warrants that it has obtained appropriate federal trademark registrations to protect its interest in the use and ownership of the Proprietary Materials. Merchant shall, indemnify, defend and hold Company harmless from any loss, damage, expense or liability arising from any claims of alleged infringement of the Proprietary Materials (including attorneys' fees and costs). Merchant may not use any name, logo, or service mark of Company or any of its Affiliates in any manner without the prior written consent of Company or is such is contained in any Credit Document provided by the Company to Merchant.

Section 17. Confidentiality.

Merchant and the Company will keep confidential and not disclose to any person or entity (except to employees, officers, partners or directors of Merchant and/or the Company who are engaged in the implementation and execution of the Program) all information, software, systems and data, that either party receives from the other party or from any other source, relating to the Program and matters which are subject to the terms of this Agreement, including, but not limited to, customer names and addresses or other Account information, and shall use, or cause to be used, such information solely for the purposes of the performance of Merchant's and Company's obligations under the terms of this Agreement. In the event Company sells, assigns or pledges the Credit Agreements and Accounts or any portion of the Credit Agreements and Accounts under the Program, Company may disclose any information under this provision reasonably necessary or required to effectuate such sale, pledge, or assignment. The provisions of this Section 17 shall survive the termination of this Agreement. Confidential information shall not be afforded the protection of this Section 17 if such information is (a) known or developed by the recipient prior to this Agreement or by employees of the recipient with no knowledge of or access to the confidential information; (b) rightfully obtained without restriction by the recipient from a third party who is lawfully in possession of the information, who has a right to make such disclosure, and who is under no duty to maintain the information in confidence; or (c) publically available other than through the fault of the recipient. Nothing herein shall restrict either party from disclosing any portion of such information on a restricted basis pursuant to judicial or other lawful government order, buy only to the extent of such order, and only after the recipient provides notice of such order.

Section 18. Additional Products & Services.

Company and/or any of its Affiliates may at any time, whether during or after the Term of this Agreement and whether the Credit Agreements and Accounts are owned by Company, solicit Credit Customer for any other credit or other types of accounts or financial products or insurance services offered by Company and/or any of its Affiliates. However, Company agrees not to use the name, logo, or service mark of Merchant or any of its Affiliates in such solicitations without the prior written consent of Merchant.

Section 19. Notices.

All notices required or permitted by this Agreement shall be in writing and shall be sent to the respective parties at the addresses set forth herein or as such addresses are changed by notice given under this Section 19. Said notices shall be deemed to be received when sent to the above addresses (i) upon three (3) Business Days after deposit in the U.S. first class mail with postage prepaid, (ii) upon personal delivery, or (iii) upon receipt by email, telex, facsimile, or overnight/express courier service or mail.

Section 20. Amendments and Supplementary Documents.

If a modification is reasonably determined by Company or Merchant to be required by any Applicable Law, such party shall notify the other party, and either party may terminate this Agreement if an acceptable amendment is not agreed upon within ten (10) days of the notice. Reference herein to "this Agreement" shall include any schedules, appendices, exhibits, and amendments hereto. Any amendment or modification to this Agreement must be in writing and signed by a duly authorized officer of Company and Merchant to be effective and binding upon Company and Merchant; no oral amendments or modifications shall be binding upon the parties.

Section 21. Nonwaiver and Extensions.

Neither Company nor Merchant shall not by any act, delay, omission, or otherwise be deemed to have waived any rights or remedies hereunder (other than an explicit written waiver). Either party agrees that the other party's failure to enforce any of its rights under this Agreement shall not affect any other right of such party or the same right in any other instance.

Section 22. Rights of Persons Not a Party.

This Agreement shall not create any rights on the part of any person or entity not a party hereto, whether as a third party beneficiary or otherwise.

Section 23. Section Headings.

The headings of the sections of this Agreement are for reference only, are not a substantive part of this Agreement and are not to be used to affect the validity, construction or interpretation of this Agreement or any of its provisions.

Section 24. Integration.

This Agreement contains the entire agreement between the parties. There are merged herein all prior oral or written agreements, amendments, representations, promises and conditions in connection with the subject matter hereof. No representations, warranties, promises or conditions not expressly incorporated herein shall be binding on Company or Merchant.

Section 25. Severability.

If any provision of this Agreement is void or unenforceable under Applicable Law, such provision shall be deemed ineffective without invalidating the remaining provisions hereof.

Section 26. Survival of Representations and Warranties.

The respective representations and warranties made by the parties in this Agreement shall survive the execution and delivery hereof.

Section 27. Remedies; Limitations.

No failure to exercise and no delay in exercising by a party any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided at law or in equity; provided that, in no event shall any breach of this Agreement by the Company give rise to the right or remedy by Merchant to discontinue the performance of its obligations pursuant to Section 6. The foregoing sentence shall in no way limit any claim for damages or injunctive relief. The parties each waive all claims against each other and their affiliates for consequential and punitive damages, including damages for lost profits, or any other consequential loss, that may arise out of or in connection with this Agreement other than those arising out of any breach of Section 2 d by Merchant or Section 5 j by the Company with respect to which all damages be allowed to the extent incurred by the party.

Section 28. Grant of Security Interest; Further Assurances.

Merchant grants to the Company a security interest in all Credit Agreements and Accounts purchased by the Company under this Agreement other than those Credit Agreements and Accounts that have been Chargedbacked and repurchased by Merchant. Merchant shall take such additional actions reasonably requested by the Company to allow the Company to create and maintain a first priority perfected security interest in the Credit Agreements and Accounts purchased by the Company.

Section 29. Counterparts; Facsimile.

This Agreement may be executed in two or more counterparts and by the different Parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement. Originally executed copies delivered by facsimile or email shall be deemed original copies.

Section 30. Governing Law; Jurisdiction.

Any controversy, dispute or claim arising out of or relating to the Agreement shall be governed by the internal laws of the State of Delaware without regard for Delaware conflict of law principles and without reference to any rules of construction regarding the party responsible for the drafting of this Agreement. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties only in the courts of the State of Washington, County of Clark, USA, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of Washington, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

IN WITNESS WHEREOF, Company and Merchant have caused their duly authorized representatives to execute this Agreement effective as of the date set forth above.

[Signature Page Follows]
MERCHANT                        COMPANY

Nautilus, Inc.                        Hy Cite Corporation

By:    /s/ Kenneth L. Fish                By:    /s/ John Burczyk

Title:    CFO                        Title:    VP / General Counsel

Date:    December 15, 2010                Date:    December 15, 2010

EXHIBIT A TO HY CITE MERCHANT AGREEMENT

***Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.